Exhibit 6.1



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                            SHARE EXCHANGE AGREEMENT

                                  BY AND AMONG

                     BOULDER CAPITAL OPPORTUNITIES III, INC.
                             A COLORADO CORPORATION
                                       AND
                           SONIC JET PERFORMANCE, LLC
                     A CALIFORNIA LIMITED LIABILITY COMPANY



                              DATED: JUNE 15, 1998


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                            SHARE EXCHANGE AGREEMENT

                     BOULDER CAPITAL OPPORTUNITIES III, INC.
                                       AND
                           SONIC JET PERFORMANCE, LLC

         This Share Exchange Agreement ("Agreement"), dated as of June 15, 1998, among BOULDER CAPITAL OPPORTUNITIES III, INC. ("BCOIII"), a Colorado Corporation, SONIC JET PERFORMANCE, LLC ("SJP"), a California Limited Liability Company.


                              W I T N E S S E T H:

         A. WHEREAS, BCOIII is a corporation duly organized under the laws of the State of Colorado, and SJP is a Limited Liability Company organized in California.

         B. PLAN OF EXCHANGE. It is the intention that the assets of SJP shall be acquired by BCOIII and all liabilities and other obligations of SJP shall be assumed in exchange solely for voting stock of BCOIII. For federal income tax purposes it is intended that this exchange shall be treated under Sec. 351 of the Internal Revenue Code as may be applicable.

         C. EXCHANGE OF SHARES. SJP agrees that all of the assets of SJP shall be exchanged with BCOIII for 5,000,000 common shares of BCOIII issued to SJP fully paid and nonassessable, and that BCOIII shall assume all liabilities and other obligations of SJP.

         D. WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to the provisions of the Colorado Revised Statutes.

         NOW, THEREFORE, it is agreed among the parties as follows:


                                    ARTICLE I

                                THE CONSIDERATION

         1.1 Subject to the conditions set forth herein on the "Closing Date" (as herein defined), SJP shall convey all of its assets by assignment or Bill of Sale and BCOIII shall assume all liabilities of SJP by way of an assumption agreement as such assets and liabilities are specified in the unaudited balance sheet of SJP, dated as of May 31, 1998, attached hereto, and made a part hereof by this reference, for 5,000,000 common shares of BCOIII common stock. The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") on or before June 5, 1998.

         On the Closing Date, all of the documents to be furnished to BCOIII and SJP, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to M.A. Littman, to be held in escrow until all

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closing conditions  hereunder have been met or the date of  termination  of this
Agreement, but no longer than 10 days after closing date, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

         1.2 Concurrent with the execution hereof, SJP shall deposit or cause to be deposited to BCOIII $9,000 as a non-refundable consideration for this agreement which will be used to pay accrued legal fees to Al Brennan and audit costs for 1997 10-K.

         1.3 For accounting purposes, the Agreement shall be effective as of 12:01 a.m., on the last day of the month preceding the Closing Date.

                                   ARTICLE II

                         ISSUANCE AND EXCHANGE OF SHARES

         2.1 The shares of $.0001 par value common stock of BCOIII shall be issued by it to SJP at closing.

         2.2 BCOIII represents that no outstanding options or warrants for its unissued shares exist, except as may be contained in an Encore Capital Subscription Agreement now in negotiation.

         2.3 No fractional shares of BCOIII stock shall be issued as a result of the Agreement. Shares shall be rounded to nearest whole share.

                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                   AND COVENANTS OF SONIC JET PERFORMANCE, LLC

         No representations or warranties are made by any director, officer, employee or shareholder of SJP as individuals, except as and to the extent stated in this Agreement or in a separate written statement (the "SJP Disclosure Statement"), if any. SJP hereby represents, warrants and covenants to BCOIII except as stated in the SJP Disclosure Statement, as follows:

         3.1 SJP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and has the power and authority to carry on its business as it is now being conducted. The Articles of Organization and Operating Agreement of SJP are complete and accurate, and the minute books of SJP contain a record, which is complete and accurate in all material respects, of all meetings, and all actions of the members and managers of SJP.

         3.2 SJP has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

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         3.3  Neither  the  making  of nor the  compliance  with the  terms  and provisions of this Agreement and consummation of the transactions contemplated herein by SJP will conflict with or result in a breach or violation of the Articles of Organization or Operating Agreement of SJP.

         3.4 The execution, delivery and performance of this Agreement has been duly authorized and approved by SJP's sole manager, Albert Mardikian, a "MAJORITY OF MEMBERS" (as such term is defined in the operating agreement for SJP).

         3.5 Within 5 days SJP will deliver to BCOIII consolidated audited financial statements of SJP, as of December 31, 1997 and an unaudited balance sheet of SJP at May 31, 1998. All such statements, herein sometimes called "SJP Financial Statements", are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of SJP for the periods included. The statements will have been prepared in accordance with generally accepted accounting principles.

         3.6 Since the dates of the SJP Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise of SJP.

         3.7 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of SJP, threatened against SJP or affecting any of its assets or properties, and SJP is not in any material breach or violation of or default under any contract or instrument to which SJP is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by SJP under any contract or other instrument to which SJP is a party or by which it or any of its properties may be bound or affected, or under its respective Articles of Organization or Operating Agreement, nor is there any court or regulatory order pending, applicable to SJP.

         3.8 All liability of SJP has been properly provided for and is adequate to comply with all regulatory requirements regarding same.

         3.9 The representations and warranties of SJP shall be true and correct as of the date hereof and as of the Closing Date.

         3.10 SJP will deliver to BCOIII a copy of each of the federal income tax returns of SJP for the year ending December 31, 1997, and for any additional open years. All returns and information reports required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by


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SJP, including  taxes for the  current  year ending December 31, 1997. No federal income tax return of SJP is currently under audit.

         3.11 SJP has no employee benefit plan, including non-qualified stock awards, options, and consulting fees for independent contractors, other than as disclosed in the books and records and disclosure statement.

         3.12 No representation or warranty by SJP in this Agreement, the SJP Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.


                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF BCOIII, INC.

         No representations or warranties are made by any director, officer, employee or shareholder of BCOIII as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         BCOIII hereby represents, warrants and covenants to SJP, except as stated in the BCOIII Disclosure Statement, as follows:

         4.1 BCOIII is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of BCOIII, copies of which have been delivered to SJP, are complete and accurate, and the minute books of BCOIII contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of BCOIII.

         4.2 The aggregate number of shares which BCOIII is authorized to issue is 100,000,000 shares of common stock with a par value of $.001 per share, of which approximately 1,010,000 shares of such common stock will be issued and outstanding, fully paid and non-assessable, prior to closing under this agreement. BCOIII has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock.

         4.3 BCOIII has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated

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herein by BCOIII will  conflict  with or result in a breach or violation of the
Articles of Incorporation or Bylaws of BCOIII.

         4.5 The execution of this Agreement has been duly authorized and approved by the BCOIII's Board of Directors.

         4.6 BCOIII has delivered to SJP financial statements of BCOIII dated December 31, 1997. All such statements, herein sometimes called "BCOIII Financial Statements" are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of BCOIII of the periods indicated. All statements of BCOIII will have been prepared in accordance with generally accepted accounting principles.

         4.7 Since the dates of the BCOIII Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of BCOIII. BCOIII does not have any material liabilities or obligations, secured or unsecured except as shown on updated financials (whether accrued, absolute, contingent or otherwise).

         4.8 BCOIII has delivered to SJP a list and description of all pending legal proceedings involving BCOIII, none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of BCOIII, threatened against BCOIII or affecting any of its assets or properties, and BCOIII is not in any material breach or violation of or default under any contract or instrument to which BCOIII is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by BCOIII under any contract or other instrument to which BCOIII is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to BCOIII.

         4.9 BCOIII shall not enter into or consummate any transactions prior to the Closing Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition.

         4.10 BCOIII is not a party to any contract performable in the future.

         4.11 The representations and warranties of BCOIII shall be true and correct as of the date hereof and as of the Closing Date.



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         4.12  BCOIII  has  delivered  to SJP,  all of its  corporate  books and records for review, true and correct copies of BCOIII's tax return since 1996, if any. BCOIII will also deliver to SJP on or before the Closing Date any reports relating to the financial and business condition of BCOIII which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         4.13 BCOIII has no employee benefit plan in effect at this time.

         4.14 No representation or warranty by BCOIII in this Agreement, the BCOIII Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         4.15 BCOIII agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of SJP and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with their terms, and BCOIII expressly assumes such indemnification obligations of SJP.

         4.16 BCOIII has delivered, to SJP true and correct copies of the BCOIII 10-K and each of its other reports to shareholders and filing with the Securities and Exchange Commission ("SEC") for the current year. BCOIII will also deliver to SJP on or before the Closing Date any reports relating to the financial and business condition of BCOIII which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         4.17 BCOIII has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the "Federal Securities Laws"). No such reports, or any reports sent to the shareholders of BCOIII generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

         4.18 BCOIII hereby covenants that during the contract period, prior to closing, it will not take any board action without Mardikian's approval in writing, pending selection of new officers and directors at closing.




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                                    ARTICLE V

               OBLIGATIONS OF THE PARTIES PENDING THE CLOSING DATE

         5.1 This Agreement shall be duly submitted to the members of SJP for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of members on a date selected by SJP, such date to be the earliest practicable date or by majority written consent. The manager of SJP, subject to its fiduciary obligations to members, shall use its best efforts to obtain the requisite majority approval of SJP members of this Agreement and the transactions contemplated herein. SJP and BCOIII shall take all reasonable and necessary steps and actions to comply with and to secure SJP member approval of this Agreement.

         5.2 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

         5.3 BCOIII and SJP shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document


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delivered  in  connection  with this  Agreement  was not true and correct in all material respects or became untrue or incorrect in any material respect.

         5.4 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                   ARTICLE VI

                             PROCEDURE FOR EXCHANGE

         6.1 At the Closing Date, the exchange shall be effected as set forth in Colorado Revised Statutes with common stock certificates of BCOIII being exchanged for SJP assets and the assumption by BCOIII of the liabilities and other obligations of SJP, all as delineated above, together with delivery of Assignments and Bills of Sale for the assets transferred by SJP to BCOIII, and an Assumption Agreement for the liabilities and other obligations assumed by BCOIII.

                                   ARTICLE VII

                           CONDITIONS PRECEDENT TO THE
                          CONSUMMATION OF THE EXCHANGE

         The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

         7.1 SJP shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date and BCOIII and SJP shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

         7.2 This Agreement, the transactions contemplated herein shall have been duly and validly authorized, approved and adopted by the manager of SJP in accordance with the applicable laws.

         7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

         7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for SJP and BCOIII.

         7.5 The representations and warranties made by SJP and BCOIII in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of (1) changes caused by transactions suggested or approved in writing by SJP or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of BCOIII or SJP during or arising after the date of this Agreement.)

         7.6 SJP shall have furnished BCOIII with:

                           (1) a certified  copy of a resolution or  resolutions
                  duly adopted by a "MAJORITY OF MEMBERS", as such term is defined in the operating agreement for SJP, approving this Agreement and the transactions contemplated by it;

                           (2) an opinion of its counsel dated as of the Closing
                  Date in accordance with 7.5 hereof;

                           (3) an agreement from each  member-"affiliate" of SJP
                  as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that (a) the affiliate is familiar with SEC Rules 144 and 145; (b) none of the shares of BCOIII common stock will be transferred by or through the affiliate in violation of the Federal Securities Laws; (c) the affiliate will not sell or in any way reduce his risk relative to any BCOIII common stock received pursuant to this Agreement until such time as financial results covering at least 30 days of post-closing date combined operations shall have been published by BCOIII on SEC Form 10-Q or otherwise; and (d) the affiliate acknowledges that BCOIII is under no obligation to register the sale, transfer, or the disposition of BCOIII common stock by the affiliate or to take any action necessary in order to make an exemption from registration available to the affiliate, but understands that BCOIII will satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

         7.7 BCOIII shall furnish SJP with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of BCOIII, approving this Agreement and the transactions contemplated by it.

         7.8 All outstanding liabilities of BCOIII shall have been paid and released prior to closing.

         7.9 Encore Capital shall have delivered a fully executed Stock Subscription Agreement between BCOIII and Encore Capital for a $1,500,000 investment in Preferred Convertible Stock.

         7.10 BCOIII shall appoint, at closing, Albert Mardikian as President of BCOIII and, subject to filing a Form 14f with the SEC and mailing to shareholders required thereby, shall appoint Mardikian as a director and such other persons as Mardikian may direct.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

         8.1   Anything   contained   in   this   Agreement   to  the   contrary
notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

                           (a)      By mutual consent of SJP and BCOIII;

                           (b) By SJP or BCOIII,  if any  condition set forth in
                  Article VII relating to the other party has not been met or has not been waived;

                           (c) By SJP or  BCOIII,  if any suit,  action or other
                  proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

                           (d) By any party, if there is discovered any material
                  error, misstatement or omission in the representations and warranties of another party;

                           (e) By any party if the Agreement Closing Date is not
                  within 30 days from the date hereof; or

         8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors or Manager provided; however, that such action shall be taken only if, in the judgment of the Board of Directors or Manager taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                   ARTICLE IX

                        TERMINATION OF REPRESENTATION AND
                        WARRANTIES AND CERTAIN AGREEMENTS

         9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

         10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Counterparts shall include the execution of the Exchange Agreement and Representations by all shareholders.

         10.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         10.4 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of SJP.

         10.5 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:


To BCOIII, Inc.:

         Robert Soehngen
         1280 Centaur Village Drive, #10
         Lafayette, CO  80026

copy to:          Michael A. Littman
                  Attorney at Law
                  10200 W. 44th Ave., #400
                  Wheat Ridge, CO 80033

To Sonic Jet Performance, LLC

         15662 Commerce Lane
         Huntington Beach, CA  92649

copy to:          Law Offices of Pasquale P. Caiazza
                  Attn:  Christopher A. Morgan, J.D.
                  1625 West 22nd Street
                  Santa Ana, California  92706-2413


or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

         10.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of SJP and BCOIII. However, either SJP or BCOIII may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

         IN WITNESS WHEREOF, the parties have set their hands and seals this 15th day of June, 1998.


                                         BOULDER CAPITAL OPPORTUNITIES III, INC.

                                         By:__________________________
                                                    President

                                         Attest:________________________
                                                    Secretary

                                         SONIC JET PERFORMANCE, LLC

                                         By:___________________________
                                                     Manager